Exhibit 10.38

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (this “Agreement”) dated July 13, 2017 is by and between .com Distribution Corp., a Delaware corporation, with offices located at 300 Nixon Lane, Edison, New Jersey 08837 (“DOTCOM”), and Milk Makeup LLC, a Delaware limited liability company with principal offices located at 450 W. 15th Street, Suite 200, New York, New York 10011 (“MILK MAKEUP”).

RECITALS

WHEREAS, DOTCOM desires to provide to MILK MAKEUP, and MILK MAKEUP desires to receive from DOTCOM, fulfillment services under the terms and conditions of this Agreement and the Schedules (as defined below) hereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, DOTCOM and MILK MAKEUP, intending to be legally bound, hereby agree as follows:

ARTICLE I

SCHEDULES AND FULFILLMENT SERVICE FEES

Section 1.1    Services: Pricing.

a)	During the Term (as defined below), DOTCOM shall provide the fulfillment services (the “Services”) set forth on Exhibit A Statement of Work (SOW), which is made a part hereof. The parties acknowledge and agree that the fulfillment services and corresponding rates set forth in the SOW are predicated upon certain information and assumptions provided by MILK MAKEUP to DOTCOM. The information and assumptions are included in the SOW and are identified in the Key Assumptions section. Mutually agreed Service Levels and pricing is also incorporated in the SOW.

b)	From time to time during the Term, MILK MAKEUP may request that DOTCOM provide additional Services. There may also be material changes in MILK MAKEUP’S business, which impacts products warehoused at DOTCOM, order characteristics, packaging requirements, order volume or other key assumptions. In the event of material changes to the services and assumptions outlined in the SOW or a request for new services to be provided, an SOW Change Order will be prepared outlining changes of scope of service and the associated adjustments in cost, when applicable. Any such request for additional Services shall be in writing. DOTCOM reserves the right to accept or decline the request to provide the additional Services for any reason, provided that DOTCOM shall in good faith give any such request due and fair consideration. In the event DOTCOM agrees to provide the additional Services at a price agreeable to MILK MAKEUP, then the parties shall prepare the SOW Change Order for the purpose of amending the SOW.

Section 1.2     Adjustments to Fees. Notwithstanding the terms of Section 1, DOTCOM reserves the right to increase its fees on each anniversary date of this Agreement. The increase will be equal to the percentage increase, if any, in the Consumer Price Index - All Items - Northeast Urban Area published by the U.S. Department of Labor for the most recent twelve (12) month period. In the event DOTCOM experiences wage increases or other labor costs driven by market conditions or federal, state, or local government mandate, any of which materially affect DOTCOM’S ability to perform the services required in this Agreement at the costs set forth in the SOW, both parties agree that DOTCOM reserves the right to adjust fees at a rate commensurate with said increases.

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Section 1.3                 Postage and Freight. DOTCOM agrees to ship MILK MAKEUP parcels under the terms and conditions of DOTCOM’s agreements with its carriers. Both parties agree that freight is not considered to be a Service, but an accommodation to ship under DOTCOM carrier agreements. DOTCOM shall be responsible to pay carriers directly for required postage, freight and shipping costs incurred on behalf of MILK MAKEUP. MILK MAKEUP shall then be charged and obligated to pay postage, freight and shipping rates to DOTCOM at DOTCOM’S cost plus [****]. MILK MAKEUP, at its option, may elect to manage freight relationships and freight payments directly at no additional charge. Should any additional transit functionality be requested by MILK MAKEUP as a result of its election to manage direct freight relationships, a mutually agreed upon Transportation Management Fee may apply. DOTCOM considers all postage, freight and shipping cost information to be Confidential Information (as defined below). MILK MAKEUP may, at DOTCOM’S discretion, be required to maintain an advanced freight deposit equivalent to an average of sixty (60) days’ freight charges should DOTCOM’S carrier account(s) be utilized. Should MILK MAKEUP be delinquent on any payments to DOTCOM for freight or services, both parties agree that DOTCOM may suspend the use of its carriers’ accounts.

Section 1.4   Tax Matters. MILK MAKEUP shall pay all state and local sales, use, property or other taxes (except taxes on DOTCOM’S property or net income) that may be assessed against MILK MAKEUP with respect to this Agreement or the Services provided hereunder. MILK MAKEUP acknowledges that it or its agent is solely responsible for identifying and resolving sales and use tax collection issues for product orders, including the necessity of charging, collecting and remitting such taxes.

Section 1.5   Reports. DOTCOM shall provide MILK MAKEUP with all reports available via DOTCOM’S internet reporting tool. There will be no cost to MILK MAKEUP for access to said reports. MILK MAKEUP acknowledges that customized reports requested may incur computer programming charges as outlined in the pricing schedule section of the SOW. DOTCOM s provide a written estimate of any such charges prior to developing any requested reports and no development work shall commence prior to MILK MAKEUP providing written authorization.

ARTICLE II

PAYMENT TERMS

Section 2.1    Fulfillment and All Other Services. DOTCOM shall invoice MILK MAKEUP every seven (7) days for all Services and postage and freight if applicable via email, setting forth: (i) a detailed list of all Services provided to MILK MAKEUP during the prior seven (7) days (e.g., quantity/rate/extension) and (ii) associated charges for the Services. DOTCOM shall include with each invoice, backup documentation, reasonably satisfactory to MILK MAKEUP, evidencing all such charges. MILK MAKEUP shall pay all invoiced amounts within twenty-one (21) days of invoice date, via ACH transfer.

Section 2.2  Interest. DOTCOM shall charge interest at a rate of [****] per month on all receivables not paid within the time periods set forth in Section 2.1. Interest shall accrue commencing on the 45th day after the date of invoice, and shall continue to accrue until all overdue payments, plus interest charges, are paid in full.

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Section 2.3    Minimum Billing Requirement. The parties agree that should minimum monthly fees apply, they shall be exclusive of freight charges, packaging materials and any services or reimbursable expenses deemed as “pass through costs” by DOTCOM.

ARTICLE III

BOOKS AND RECORDS

Section 3.1                Recordkeeping. Both parties agree to keep complete and accurate books of account, records, and other documents with respect to this Agreement and any Schedules (collectively, “Books and Records”). Such Books and Records shall be kept by both parties for the longer of: (i) a period of time consistent with the longer of DOTCOM’S and MILK MAKEUP’S general books and records retention policy, or (ii) three (3) years following the expiration or earlier termination of this Agreement. MILK MAKEUP shall have the right to inspect DOTCOM’s applicable books and records upon three business days’ prior notice to DOTCOM.

ARTICLE IV

TERM AND TERMINATION

Section 4.1     Term and Renewal.

a)    The term of this Agreement (the “Term”) is in effect from the date DOTCOM begins to ship all direct to consumer, wholesale, and retail orders on behalf of MILK MAKEUP and shall continue for thirty-six (36) months thereafter, unless earlier terminated in accordance with this Article IV.

b)    MILK MAKEUP agrees that DOTCOM shall be the exclusive provider of distribution services during the Term with the exception of any items that are drop-shipped directly from MILK MAKEUP’S product vendors.

c)    The Term shall renew automatically for successive twelve (12) month periods, unless either party elects not to renew by written notice to the other party no later than one hundred and twenty (120) days prior to the expiration of the then-current Term.

Section 4.2    Termination. This Agreement or the Services provided pursuant to any Schedule may be terminated as follows:

a)    Breach. By either party, upon sixty (60) days’ prior written notice to the other party, in the event of a material breach of this Agreement by the other party. A material breach will specifically include, among other things, consistent non-achievement of the service levels specified in Section 1.6 or late/non- payment of undisputed invoices. The written notice shall specify the precise nature of the breach. In the event the breaching party cures the breach within the next thirty (30) days after the date of the written notice, then this Agreement shall not terminate.

b)    Insolvency. By either party, immediately upon written notice to the other party, in the event the other party voluntarily files or has filed involuntarily against it a petition under the United States Bankruptcy Code for the appointment of a receiver or a trustee of all or substantially all of such party’s property or makes an assignment, petitions for, or enters into an arrangement for the benefit of creditors.

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c)    Convenience. By MILK MAKEUP with one hundred and twenty (120) days written notice. In the event of such Termination for Convenience, DOTCOM and MILK MAKEUP agree that MILK MAKEUP will pay an early termination fee, which will be due and payable prior to the termination date. The termination fee shall be calculated at [****] percent of the average monthly billing rate, which will then be applied to each remaining month of this Agreement. The average monthly billing rate will be calculated by determining the monthly billing average over the previous sixth month period preceding the termination date.

For the avoidance of doubt: If DOTCOM invoices to MILK MAKEUP equaled [****] over the most recent six month period, the average monthly billing rate would be [****]. If MILK MAKEUP elected to terminate this Agreement with three months remaining in the term, the termination fee would be [****] or [****] for each remaining month.

Section 4.3    Other Rights. The rights of the parties above to terminate this Agreement or any Schedule is not exclusive of any other rights and remedies available at law or in equity, and such rights shall be cumulative. The exercise of any such right or remedy shall not preclude the exercise of any other rights and remedies.

Section 4.4    Post-Termination Performance. Notwithstanding the expiration or earlier termination by either party of this Agreement or the Services provided pursuant to any Schedule, DOTCOM shall continue to fulfill all orders from MILK MAKEUP and MILK MAKEUP shall continue to remit amounts due to DOTCOM under this Agreement or any Schedule, in connection with any product orders made prior to the effective date of such expiration or earlier termination of this Agreement.

Section 4.5    Survival. Sections 3.1, 4.4, 4.5 and Articles VII, VIII, X and XI shall survive any expiration or earlier termination of this Agreement or any Schedule, as applicable.

ARTICLE V

RELATIONSHIP OF THE PARTIES

Section 5.1    Independent Contractors. The relationship created hereunder between DOTCOM and MILK MAKEUP shall be solely that of independent contractors entering into an agreement. No representations or assertions shall be made or actions taken by either party which could imply or establish any agency, joint venture, partnership, employment or trust relationship between the parties with respect to the subject matter of this Agreement or any Schedule. Neither DOTCOM nor MILK MAKEUP shall have any authority or power whatsoever to enter into any agreement, contract or commitment on behalf of the other, or to create any liability or obligation whatsoever on behalf of the other, to any person or entity.

Section 5.2    Subcontractors. DOTCOM reserves the right to subcontract with other individuals and businesses (each, a “Subcontractor”) for any and all of the Services required to be performed pursuant to this Agreement. Use of any Subcontractor shall be subject to receipt of the prior written consent of MILK MAKEUP, not to be unreasonably withheld or delayed. Notwithstanding MILK MAKEUP’S approval of the subcontracting of any of the Services to a Subcontractor, DOTCOM shall: (i) be responsible for all work undertaken by a Subcontractor, (ii) ensure that the quality of work, services and goods supplied by any Subcontractor is substantially equal to or better than those DOTCOM would normally provide or supply, and will otherwise conform to the provisions of this Agreement, and (iii) be responsible for all work undertaken by a Subcontractor. DOTCOM shall be responsible for all payments to, as well as the direction and control of the work to be performed by Subcontractors, if any.

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ARTICLE VI

INVENTORY, FACILITIES AND RISK OF LOSS

Section 6.1   General. MILK MAKEUP shall provide DOTCOM with sufficient inventory, as reasonably determined by MILK MAKEUP (the “Inventory”) to meet the fulfillment requirements under this Agreement. DOTCOM shall have no liability to MILK MAKEUP or third parties for losses caused directly or indirectly by MILK MAKEUP’S failure to provide sufficient Inventory.

Section 6.2   Title. DOTCOM acknowledges that MILK MAKEUP shall retain all right and title to all Inventory and packaging materials, which MILK MAKEUP causes to be delivered to DOTCOM under this Agreement. MILK MAKEUP reserves the right to inspect or request removal (at MILK MAKEUP’S expense) any and all Inventory from DOTCOM’S possession and control provided MILK MAKEUP is current on all payments to DOTCOM.

Section 6.3    Risk of Loss. DOTCOM shall be responsible for all risk of direct physical loss due to errors in shipping, as well as DOTCOM’S employees’ and agent’s actions, including, but not limited to, damage to the Inventory while it is in DOTCOM’S possession during the Term of this Agreement and will reimburse MILK MAKEUP at the net merchandise cost, or lower, as shown on the MILK MAKEUP’S books (i) 0% of all Inventory Shrinkage which is equal to or less than .5% and (ii) 100% of all Inventory Shrinkage, which exceeds .5%. For purposes of this agreement, “Inventory Shrinkage” means the quotient, expressed as a percentage, which results from dividing (x) the aggregate of all variances arising during any calendar year by (y) the total merchandise Inventory receipts processed by DOTCOM during the prior twelve (12) months.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

Section 7.1   Representations and Warranties of DOTCOM. With the knowledge that MILK MAKEUP is relying thereon in entering into this Agreement and any Schedule hereto, DOTCOM hereby represents, warrants and covenants to MILK MAKEUP as follows:

a)    DOTCOM is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and duly qualified to conduct business in New Jersey, and has the full power and authority to enter into and carry out the terms of this Agreement.

b)    This Agreement (including all Schedules) constitutes the legal, valid, and binding obligation of DOTCOM, enforceable against DOTCOM in accordance with its terms except as enforcement may be limited by any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and except as enforcement may be limited by general principles of equity. DOTCOM has taken or will have taken all corporate action necessary for the authorization, execution and delivery of this Agreement and any Schedule and for the performance by DOTCOM of its obligations under this Agreement and any Schedule.

c)    DOTCOM’s execution, delivery and performance of this Agreement (including all Schedules) does not and will not, directly or indirectly, conflict with, or result in a violation or breach of any contractual obligation to which it is a party or any order, injunction, writ or decree of any governmental authority to which it or its property is subject.

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d) DOTCOM is not and shall not be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or any Schedule or the consummation or performance of any of its obligations hereunder.

e) DOTCOM is in compliance with all applicable federal and state laws, including, but not limited to, employment rules and regulations.

Section 7.2   Representations and Warranties of MILK MAKEUP. With the knowledge that DOTCOM is relying thereon in entering into this Agreement and any Schedule hereto, MILK MAKEUP hereby represents, warrants and covenants to DOTCOM as follows:

a)      MILK MAKEUP is a company duly organized, validly existing, and in good standing under the laws of the State of its organization and has the full power and authority to enter into and carry out the terms of this Agreement.

b)      This Agreement (including any Schedules) constitutes the legal, valid, and binding obligation of MILK MAKEUP, enforceable against MILK MAKEUP in accordance with its terms except as enforcement may be limited by any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and except as enforcement may be limited by general principles of equity. MILK MAKEUP has taken or will have taken all corporate action necessary for the authorization, execution and delivery of this Agreement and any Schedule and for the performance by MILK MAKEUP of its obligations under this Agreement and any Schedule.

c)      MILK MAKEUP’S execution, delivery and performance of this Agreement (including all Schedules) does not and will not, directly or indirectly, conflict with, or result in a violation or breach of any provision of any contractual obligation to which it is a party or any order, injunction, writ or decree of any governmental authority to which it or its property is subject.

d)      MILK MAKEUP is not and shall not be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or any Schedule or the consummation or performance of any of its obligations hereunder.

e)      MILK MAKEUP is in compliance with all applicable federal and state laws, including, but not limited to, employment rules and regulations.

ARTICLE VIII
INDEMNIFICATION, INSURANCE AND LIMITATIONS ON LIABILITY

Section 8.1 Indemnification by DOTCOM. Subject to the limitations specified in this Article VIII, DOTCOM shall indemnify, hold harmless and defend MILK MAKEUP and each person or entity that is a stockholder, member, manager, officer, director, partner, employee, affiliate or agent of MILK MAKEUP from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including reasonable legal fees and expenses), judgments, fines and other amounts paid in settlement, incurred or suffered by any such person or entity arising out of or in connection with: (i) the breach of any representation or warranty made by DOTCOM hereunder, (ii) any other breach of this Agreement by DOTCOM, or (iii) any negligent act or omission by DOTCOM or its employees or agents in connection with the performance by DOTCOM or its employees or agents of the Services.

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Indemnification by MILK MAKEUP. Subject to the limitations specified in this Article VIII, MILK MAKEUP shall indemnify, hold harmless and defend DOTCOM and each person or entity that is a stockholder, officer, director, partner, employee, affiliate or agent of DOTCOM from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including reasonable legal fees and expenses), judgments, fines and other amounts paid in settlement, incurred, or suffered by any such person arising out of or in connection with: (i) the breach of any representation or warranty made by MILK MAKEUP hereunder, (ii) any other breach of this Agreement by MILK MAKEUP, (iii) any negligent act or omission by MILK MAKEUP or its employees or agents in connection with the performance by MILK MAKEUP or its employees or agents of the obligations required of MILK MAKEUP hereunder, or (iv) any claim or action for personal injury, death, property damage or other causes of action: (A) involving a product liability claim arising from or relating to products for which the Services are provided to MILK MAKEUP hereunder, or (B) resulting from alleged defects in, or the inherently dangerous nature of, MILK MAKEUP’S products, UNLESS any such claim or action is related to any alterations to MILK MAKEUP’S products or packaging made by DOTCOM.

Section 8.2    Notice and Defense Of Third-Party Claims. If a claim for indemnification hereunder arises from a claim or demand from a third party, the rights of the indemnified parties to be indemnified pursuant to this Agreement shall be governed by the following:

The relevant indemnified party, as appropriate, shall promptly notify the indemnifying party and request the indemnifying party to defend the same. Failure to so notify the indemnifying party shall not relieve the indemnifying party of any liability that the indemnifying party might have, except to the extent that such failure prejudices the indemnifying party’s ability to defend such claim. The indemnifying party shall have the right to defend against such liability or assertion in which event the indemnifying party shall give written notice to the indemnified party of acceptance of the defense of such claim and the identity of counsel selected by the indemnifying party. Until such time as indemnifying party provides such written notice of acceptance of the defense of such claim, the indemnified party shall defend such claim, at the expense of the indemnifying party, subject to any right of the indemnifying party, to seek reimbursement for the costs of such defense in the event that it is determined that indemnifying party had no obligation to indemnify the indemnified party for such claim. The indemnifying party shall have exclusive right to control and conduct the defense and settlement of any such claims subject to consultation with the indemnified party. The indemnifying party shall not be liable for any settlement by the indemnified party unless such indemnifying party has approved such settlement in advance and agrees to be bound by the agreement incorporating such settlement. At any time, an indemnified party shall have the right to refuse a compromise or settlement and, at such refusing party’s cost, to take over such defense; provided that in such event the indemnifying party shall not be responsible for, nor shall it be obligated to indemnify the relevant indemnified party against, any cost or liability in excess of such refused compromise or settlement. With respect to any defense accepted by the indemnifying party, the relevant indemnified party shall be entitled to participate with the indemnifying party in such defense if the claim requests equitable relief or other relief that could affect the rights of the indemnified party and also shall be entitled to employ separate counsel for such defense at such indemnified party’s expense. If the indemnifying party does not accept the defense of any indemnified claim as provided above, the relevant indemnified party shall have the right to employ counsel for such defense at the expense of the indemnifying party. Each party agrees to cooperate and to cause its employees and agents to cooperate with the other party in the defense of any such claim and the relevant records of each party shall be available to the other party with respect to any such defense, subject to the restrictions and limitations set forth in this Article VIII.

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Section 8.3    Insurance.

Dotcom shall, at its sole cost and expense, maintain the following coverages during the Term:

a)    commercial general liability insurance with a combined single limit of one million dollars ($1,000,000) per occurrence for bodily injury, including death and property damage naming MILK MAKEUP as an additional insured;

b)    umbrella excess liability insurance with a combined single limit of ten million dollars ($10,000,000) per occurrence for bodily injury, including death, and property damage;

c)    worker’s compensation, occupational disease, employer’s liability with limits of not less than five hundred thousand dollars ($500,000) per accident for bodily injury and five hundred thousand dollars ($500,000) per employee for bodily injury by disease, disability benefit and similar employee benefit insurance required under the laws of the States where DOTCOM will perform the Services provided for hereunder;

d)    third party fidelity insurance with limits no less than five hundred thousand dollars ($500,000) per occurrence; and

e)    warehouseman’s legal liability insurance with a per occurrence limit of one million dollars ($1,000,000).

DOTCOM shall furnish MILK MAKEUP with certificates of insurance evidencing this coverage upon execution hereof and thereafter upon written request.

During the Term, MILK MAKEUP shall purchase and maintain insurance against loss of damage by fire and such other risks and hazards (including burglary, theft, vandalism and sprinkler leakage within the facility) as are insurable under then available standard forms of “all risk” or special perils insurance policies. MILK MAKEUP agrees to maintain, with a financially sound insurance company having an A.M. Best rating of A or better, the following insurance coverage with DOTCOM to be named as an additional insured on a primary non-contributory basis:

a)    general liability insurance with $1,000,000 Bodily Injury/Property Damage Combined; $1,000,000 Products/Completed Operations; $1,000,000 Contractual Liability; $1,000,000 Personal & Advertising Liability; $1,000,000 Fire Legal Liability; and

b)    umbrella insurance with $1,000,000 Bodily Injury & Property Damage.

c)    MILK MAKEUP shall maintain worker’s compensation insurance covering its employees that it causes to have access to DOTCOM’S facility.

MILK MAKEUP shall furnish DOTCOM with certificates of insurance evidencing this coverage within thirty days of execution of this Agreement. MILK MAKEUP shall also furnish proof on the insurance certificate that Inventory is covered under MILK MAKEUP’S property/ocean marine policy within any DOTCOM facility within thirty days of execution.

Section 8.4   Limitations on Liability.

NOTWITHSTANDING ANY LANGUAGE TO THE CONTRARY CONTAINED HEREIN, NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN , REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

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Section 8.5   Dispute Resolution.

a)    If there is any controversy, dispute or claim arising out of or relating to interpretation or breach of this Agreement, the parties will endeavor to settle it promptly through executive level discussions.

b)    If such a dispute cannot be resolved within thirty (30) days after the initiation of the above process, then the parties will initiate and participate in good faith mediation of the dispute within thirty (30) days thereafter, with the mediator to be selected jointly by the parties or, if the parties cannot agree upon a mediator, by a mediator to be selected jointly by two mediators selected by the parties. The expenses of such mediation shall be borne equally by the parties.

c)    If the dispute is not resolved through mediation, then the parties shall be entitled to pursue their respective rights and remedies against the other party in a court of law. In connection therewith, any action, claim or proceeding brought by any party hereunder shall be commenced exclusively in the state or federal courts located in the State of New York, and the parties hereto each hereby irrevocably and unconditionally consent to the exclusive jurisdiction and venue of such courts in any action, claim or proceeding brought under this Agreement, and irrevocably waive the defense of an inconvenient forum. EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUCH PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

d)    Nothing in the foregoing provisions shall prevent either party from immediately seeking injunctive or other equitable relief from any court of competent jurisdiction in situations where damages would not adequately compensate for an alleged breach of this Agreement, nor prevent DOTCOM from immediately exercising its warehouseman’s lien against the Inventory of MILK MAKEUP in accordance with applicable law.

ARTICLE IX

MARKETING MATERIALS

Section 9.1 Publicity. Both parties agree to act as a general reference for the other in regard to the subject matter of this Agreement during the Term; provided the other party has performed its obligations under this Agreement to the satisfaction of such party. DOTCOM shall have the right to reproduce, display and otherwise use the logo and/or trade name of MILK MAKEUP, solely in connection with the advertisement or promotion of the Services, if and only if DOTCOM has been given, for each and every use, prior written consent from MILK MAKEUP. Both parties agree that such approval may be granted, denied, or rescinded by MILK MAKEUP for any or no reason.

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ARTICLE X

CONFIDENTIALITY

Section 10.1 General. As used herein, “Confidential Information” means: (i) the terms and provisions of this Agreement and any Schedules and any related documents delivered concurrently or in accordance therewith, and (ii) all computer hardware, all software, all data (specifically including any inventory product cost information maintained by MILK MAKEUP), reports, analyses, compilations, studies, interpretations, forecasts, records, information and other materials (in whatever form maintained, whether documentary, computer storage or otherwise) that contain or otherwise reflect information concerning MILK MAKEUP, DOTCOM, any of their subsidiaries or affiliates, or any portion thereof, that one party (the “Disclosing Party”) or its Agents (as defined below) may provide to the other party (the “Receiving Party”) or its Agents in connection with this Agreement. As used herein, “Agents” means, collectively, the respective directors, members, managers, employees, control persons, attorneys or other advisors of MILK MAKEUP or DOTCOM.

Section 10.2 Acknowledgment. The parties hereby agree that all Confidential Information shall be kept confidential and shall not, without the prior written consent of the Disclosing Party, be disclosed by the Receiving Party in any manner whatsoever, in whole or in part, other than to the Receiving Party’s Agents, and shall not be used, directly or indirectly, for any purpose other than in connection with this Agreement and not in any way inherently detrimental to the other party. Moreover, MILK MAKEUP and DOTCOM agree to reveal Confidential Information only to their Agents if and to the extent that such Agents, have a strict need to know such Confidential Information for the purpose of the Receiving Party satisfying its obligations under this Agreement and are informed of the confidential nature of the Confidential Information and agree to be bound by the terms and conditions of this Agreement. MILK MAKEUP agrees that no individuals or companies that under any reasonable circumstances could be considered a competitor of DOTCOM are allowed access to any DOTCOM facilities without the express written authorization of DOTCOM. MILK MAKEUP and DOTCOM shall each be responsible for any breach of this Agreement by their respective Agents (including Agents who, subsequent to the first date of disclosure of Confidential Information hereunder, become former Agents). Moreover, MILK MAKEUP and DOTCOM shall take all reasonably necessary measures to restrain their respective Agents (and former Agents) from unauthorized disclosure or use of the Confidential Information.

Section 10.3 Exceptions. Notwithstanding anything in this Agreement to the contrary, Confidential Information shall not include any information which:

a)    at the time of disclosure to the Receiving Party is generally available to and known by the public (other than as a result of any disclosure made directly or indirectly or other action or inaction by the Receiving Party or anyone to whom the Receiving Party or any of its Agents transmit or transmitted any Confidential Information);

b)    becomes publicly available (other than as a result of a disclosure made directly or indirectly or other action or inaction by the Receiving Party or anyone to whom the Receiving Party or any of its Agents transmit or have transmitted any Confidential Information);

c)    was available to the Receiving Party or its Agents on a non-confidential basis from a source other than the Disclosing Party or any of its subsidiaries or affiliates or any of their respective Agents providing such information (provided that to the best of the Receiving Party’s knowledge, after due inquiry, such source is not or was not bound to maintain the confidentiality of such information); or

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d) has been independently acquired or developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information and without violating any of its obligations under this Agreement, provided such independent development can reasonably be proven by the Receiving Party upon written request.

Section 10.4 Legal Compulsion. In the event that the Receiving Party or any of such party’s Agents become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information of the Disclosing Party, the Receiving Party or person under the legal compulsion (the “Compelled Party”) from whom such information is being sought shall, unless prohibited by law, provide the Disclosing Party with prompt prior written notice of such requirement so that it may seek a protective order or other appropriate remedy, or both, or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with the provisions hereof, the Compelled Party agrees to furnish only such portion of the Confidential Information that the Compelled Party is advised by opinion of its counsel is legally required to be furnished by it and shall exercise its reasonable best efforts to obtain reliable assurance that confidential treatment shall be accorded such Confidential Information.

Section 10.5 Use of Confidential Information. Each party shall be subject to the obligations under this Article X for three (3) years following the expiration or earlier termination of this Agreement. Other than as specifically provided in this Agreement, neither party shall duplicate the Disclosing Party’s Confidential Information for any purpose other than for the performance of its obligations under this Agreement and for the benefit of the Disclosing Party, or use the Disclosing Party’s Confidential Information for any reason or purpose other than as expressly permitted in this Agreement.

Section 10.6 Return of Confidential Information.

(a) Upon the expiration or earlier termination of this Agreement or if either party so requests, the other party shall return or destroy all hard copies of the Confidential Information in its possession and the possession of its Agents and will destroy all copies of any information or materials derived therefrom; provided, however, that this Agreement will continue to apply to the Confidential Information and/or any information or materials derived there from contained or reflected in such copies.

(b) The Parties agree that MILK MAKEUP and DOTCOM would be irreparably injured by a breach of the obligations set forth in this Article X by the other party or its Agents and that the other party shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Article X. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Article X by either party or its Agents, but shall be in addition to all other remedies available at law or in equity.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1   Property Belonging to MILK MAKEUP. All goods of MILK MAKEUP in possession of DOTCOM shall be and will remain the exclusive property of MILK MAKEUP, and DOTCOM acknowledges and agrees that it shall acquire no right, title or interest in or to any goods by reason of this Agreement or the storage of such goods. Notwithstanding the foregoing, and without limitation of DOTCOM’s rights under Article 7 of the Uniform Commercial Code and otherwise under applicable law, DOTCOM shall have an enforceable warehouseman’s lien against any and all MILK MAKEUP Inventory in DOTCOM’s warehouse(s) to secure payment of any and all outstanding obligations of MILK MAKEUP to DOTCOM for the Services provided by DOTCOM pursuant to this Agreement.

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Section 11.2 Notices. All notices, demands, requests, approvals, consents or other communications to be given or delivered under this Agreement (collectively, “Notices”) will be in writing and will be deemed to have been given: (i) when delivered in person or by courier or facsimile (with confirmation of the transmission received by the sender); or (ii) one business day after being delivered to a nationally recognized overnight courier (with next day delivery specified) or three business days after sending by certified or registered U.S. mail, return receipt requested, with first class postage prepaid, to the addresses indicated below. Notices sent by e-mail or any other electronic means not expressly permitted hereunder shall not be effective for any purposes of this Agreement.

If to DOTCOM:	If to MILK MAKEUP:

.com Distribution Corp. 300 Nixon Lane Edison, New Jersey 08837 Attn: Doug Sternberg Executive Vice President Facsimile: (732) 287-5990	MILK MAKEUP INC. 450 W. 15th Street, Suite 200 New York, New York 10011 Attn: Will Arcuri Financial Controller Email: will@milkmakeup.com or to such other addresses as a party may designate from time to time by written notice to the other party.

Section 11.3 Severability. Whenever possible, each provision of this Agreement and any Schedule shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any Schedule is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or any Schedule.

Section 11.4 Amendment and Waiver. This Agreement and any Schedule may be amended, and any provision of this Agreement and any Schedule may be waived; provided that any such amendment or waiver will be binding upon any party hereto only if such amendment or waiver is set forth in writing executed by both parties, in the case of an amendment, or by the party waiving a provision, in the case of a waiver. No course of dealing between or among any persons having any interest in this Agreement and any Schedule will be deemed effective to modify or amend any part of this Agreement and any Schedule or any rights or obligations of any person under or by reason of this Agreement or any Schedule. The waiver of any default, or the remedying of any default in any manner, shall not operate as a waiver of any other prior or subsequent default. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder. No delay or omission by a party to exercise rights hereunder shall impair any such rights or shall be construed to be a waiver of any such default or any acquiescence therein.

Section 11.5 Entire Agreement. This Agreement, all Schedules and exhibits hereto and any related documents delivered concurrently herewith, contain the entire agreement between the parties relating to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may be related to the subject matter hereof in any way.

Section 11.6 Headings. Section headings contained in this Agreement and any Schedule are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement or any Schedule, respectively, for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

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Section 11.7 Governing Law. This Agreement and any Schedule shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of laws thereof that may require the application of the laws of another jurisdiction.

Section 11.8 Disclaimer. NEITHER PARTY HAS MADE ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER PARTY EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND EACH PARTY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY EXCEPT AS EXPRESSLY PROVIDED HEREIN.

Section 11.9 Assignment. Neither this Agreement, any Schedule nor any of the rights, interest or obligations set forth in each may be assigned by any party hereto without the prior written consent of the other party hereto. Notwithstanding the foregoing, DOTCOM shall have the right to assign this Agreement to a company that acquires all or substantially all of the assets of such party. Any unauthorized assignment shall be void. Subject to the foregoing, this Agreement and any Schedules and all of the provisions hereof and thereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 11.10                Interpretation. Each party acknowledges it has participated in the negotiation and preparation of this Agreement, and has reviewed this Agreement and had the opportunity to consult with its counsel with respect to its terms. Therefore, each party agrees that the rule of construction to the effect that any ambiguities in a document shall be interpreted against the drafting party will not be utilized in the interpretation, construction, or enforcement of this Agreement, and no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any Schedule or other instrument subject hereto.

Section 11.11                 Force Majeure. Neither party shall be liable for any failure of or delay in the performance of this Agreement or any Schedule for the period that such failure or delay is due to acts of God, public enemy, war, or any other cause beyond the parties’ reasonable control (each a “Force Majeure”), it being understood that lack of financial resources shall not to be deemed a cause beyond a party’s control. Each party shall notify the other party promptly of the occurrence of any Force Majeure and carry out this Agreement and any Schedule as promptly as practicable after such Force Majeure is terminated. The existence of any Force Majeure shall not extend the term of this Agreement or any Schedule.

Section 11.12                Counterparts; Delivery. This Agreement may be signed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Delivery by facsimile or e-mail shall be as effective as physical delivery of an originally executed copy hereof.

Section 11.13                Intellectual Property. DOTCOM acknowledges that MILK MAKEUP retains title to any and all service marks, trademarks, copyrights or any other intellectual property (“Intellectual Property”) associated with any MILK MAKEUP products that are subject to this Agreement and used by or owned by MILK MAKEUP, whether or not registered. DOTCOM will not do anything during or after the Term of this Agreement to challenge or adversely affect the distinctiveness, registration, goodwill, or value of the MILK MAKEUP Intellectual Property or rights therein. The parties agree that MILK MAKEUP would be irreparably injured by a breach of the obligations set forth in this Section by the other party or its Agents and that MILK MAKEUP shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Section. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section by MILK MAKEUP or its Agents, but shall be in addition to all other remedies available at law or in equity.

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Section 11.14                Non-Solicitation. DOTCOM and MILK MAKEUP agree that both parties have expended great amounts of time, energy and money in training their officers and employees. DOTCOM and MILK MAKEUP therefore agree not to solicit, hire, or employ, either directly or indirectly, each other’s officers or employees during the Term of this Agreement, and for a period of two (2) years following the termination or expiration of this Agreement.

Section 11.15                Orders. The terms of this Agreement prevail over any terms or conditions contained in any other documentation and expressly exclude any of MILK MAKEUP’S general terms and conditions contained in any purchase order or other document issued by MILK MAKEUP. In the event of any conflict between the terms of this Agreement and the terms of any purchase order or any other document issued by MILK MAKEUP, the terms of this Agreement prevail.

Section 11.16                Third Party Beneficiaries. This Agreement benefits solely the parties to this Agreement and their respective successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Electronic Signature and Electronic Original Contract. This Agreement and any attachments, exhibits, amendments, appendices or addendums hereto, may be signed in counterparts and/or duplicate originals, each of which, when delivered by all parties, shall be deemed to be an original, and all of which shall be taken to be one and the same instrument. DOTCOM and MILK MAKEUP agree that the exchange of copies of this Agreement (including any attachments, exhibits, amendments, appendices or addendums executed hereto) and of signature pages by electronic mail in “portable document format” (“.pdf’) form, or by any other electronic means intended to preserve the original document, shall constitute effective execution and delivery of this Agreement as to each party and may be used in lieu of the original Agreement for all purposes. Customer and Contractor both expressly agree that a PDF or other electronically scanned or preserved copy of the Agreement shall be admissible to the same extent as the original, and Customer and Contractor each hereby waive any requirement that an ink-on- paper original of the Agreement be produced. This paragraph is specifically intended to permit each party to maintain this Agreement in electronic form and thus obviate the need for either party to keep or maintain a “hard-copy” ink-on-paper original of the Agreement.

IN WITNESS WHEREOF, the parties hereto executed this Agreement effective as of the date as follows:

.COM DISTRIBUTION CORP.			[MILK MAKEUP]

By:	/s/ Maria Haggerty		By:	/s/ Dianna Ruth
	Name:	Maria Haggerty	Name:	Dianna Ruth

	Title:	CEO	Title:	COO

	Date:	4/17/17	Date:	7/13/17

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